Exhibit 8.1

January 23, 2017

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Invitation Homes Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11 (File No. 333-215452) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of up to an aggregate of 313,666,760 shares of common stock, $0.01 par value per share, of the Company. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

We have examined the Registration Statement and the applicable organizational documents of the Company, IH2 Property Holdings Inc. and Preeminent Holdings Inc. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below, we have assumed the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Officer’s Certificate”). These representations generally relate to the operation and classification of each of the Company, and, prior to the Pre-IPO Transactions, IH2 Property Holdings Inc. and Preeminent Holdings Inc., as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that each of the Company, and, prior to the Pre-IPO Transactions, IH2 Property Holdings Inc. and Preeminent Holdings Inc., has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and its applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Officer’s Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

1. Commencing with the taxable year ended December 31, 2013, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual and its proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The opinion set forth in paragraph 1 above is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2017, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP